Exhibit 10.35

Summary of Cost-U-Less, Inc. Non-Employee Director Compensation

     Our non-employee directors are paid $2,500 for each meeting of the board of directors attended and $250 for each committee meeting attended. The chairman of the board and the chairman of the compensation committee are paid an additional $500 for each board or compensation committee meeting they chaired, and the chairman of the audit committee is paid an additional $1,000 for each audit committee meeting chaired. We also reimburse directors for travel expenses in attending meetings.

     Each non-employee director also receives an automatic annual grant of options to purchase 1,000 shares of common stock under our 1998 stock incentive compensation plan on the date of each year’s annual meeting.